Schedule of Computation of Primary Net Income
                                    Per Share

Three Months Ended June 30,                                        Six Months Ended June 30,
---------------------------                                        -------------------------
   1997        1996                                                   1997         1996
----------  ----------                                             ----------   ----------
 6,825,000   6,825,000        Common stock outstanding at           6,825,000    6,825,000
                                end of period

                              Adjustment to ending shares to
                                arrive at weighted average for
                                the period:  Shares issued to
                                Robert D. Norman in accordance
       ---         440          with Employment Agreement(1)               --       10,220
----------  ----------                                             ----------   ----------
 6,825,000   6,824,560                                              6,825,000    6,814,780
==========  ==========                                             ==========   ==========

$   18,704  $   20,840        Net income (loss)                    $ (258,322)  $  109,534
==========  ==========                                             ==========   ==========

$     0.00  $     0.00        Net income (loss) per share          $    (0.04)  $     0.02
==========  ==========                                             ==========   ==========

(1) Calculated as follows: Number of shares outstanding multiplied by the reciprocal of the number of days outstanding divided by the number of days in the period.

Shares offered for the six months:
  June 30, 1996                        20,000 x (93/182)     10,220
Shares offered for the three months:   20,000 x  (2/91)         440